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                                                                    EXHIBIT 5.1
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                              EMERSON ELECTRIC CO.
                               8000 W. FLORISSANT
                                  P.O. BOX 4100
                            ST. LOUIS, MO  63138-8506

HARLEY M. SMITH
ASSISTANT GENERAL COUNSEL
AND ASSISTANT SECRETARY
(314) 553-2431


                             June 2, 1995


Emerson Electric Co.
8000 West Florissant Avenue
St. Louis, MO  63136

Gentlemen:

         I am Assistant General Counsel and Assistant Secretary of Emerson Electric Co., a Missouri corporation (the "Company"), and in such capacity I am familiar with the Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the proposed offering and sale by the shareholders named therein of shares of Common Stock, par value $1.00, of the Company (the "Shares") (including Preferred Share Purchase Rights accompanying such Shares) to be issued pursuant to the proposed merger (the "Merger") of Emersub XXXIX, a Delaware corporation and a wholly-owned subsidiary of the Company ("Emersub"), with and into Intellution, Inc., a Massachusetts corporation ("Intellution"), which, upon consummation of the Merger, will be the surviving corporation and a wholly-owned subsidiary of the Company.

         I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein. I have assumed the genuineness of all signatures on all documents examined by me, the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

         On the basis of the foregoing, I am of the opinion that upon consummation of the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 18, 1995, by and among the Company, Emersub, Intellution, Stephen E. Rubin, Edmund J. Reinhalter, Alpin Chisholm, Summit Investors, L.P. and Summit Ventures II, L.P., and when the Shares are issued in accordance with the Merger Agreement, such Shares will be legally issued, fully paid and nonassessable.



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         I consent to the filing of this opinion as an exhibit to the
Registration Statement. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares.

         In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or rules and regulations of the Commission.


                                      Yours truly,

                                      /s/ HARLEY M. SMITH
                                      -----------------------------------------
                                      Harley M. Smith
                                      Assistant General Counsel